UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 29,  2021

Pacific Biosciences of California, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1305 O’Brien Drive

Menlo Park,  California 94025

(Address of principal executive offices) (Zip Code)

(650)  521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PACB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.    Results of Operations and Financial Condition.

On April 29,  2021, Pacific Biosciences of California, Inc. (the “Company”) announced its financial results for its first fiscal quarter ended March 31, 2021. A copy of the press release containing the announcement is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

This information, as well as Exhibit 99.1, is intended to be furnished under Item 2.02 of Form 8-K, “Results of Operations and Financial Condition” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

ITEM 8.01.   OTHER EVENTS.

As noted in the press release discussed above, the Board of Directors of the Company (the “Board”) has nominated Hannah A. Valantine, M.D. to stand for election to the Board as a Class II director at the Company’s 2021 Annual Meeting. More information about Dr. Valantine and the 2021 Annual Meeting will be available in the Company’s proxy statement.

Important Additional Information and Where You Can Find It

The Company will furnish its proxy statement and a proxy card for its 2021 Annual Meeting to each stockholder entitled to vote at the 2021 Annual Meeting, and will file the proxy statement with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders. Before making any voting decision, stockholders should carefully read the proxy statement (including any supplements or amendments), and any other relevant documents that the Company may file with the SEC when they become available, because they will contain important information. Copies of the proxy statement (when it becomes available), any solicitation materials and any other documents filed by the Company with the SEC will be made available free of charge at the SEC’s website at www.sec.gov. These documents will also be made available free of charge on the “Investors Relations” section of the Company’s website at investor.pacificbiosciences.com or by directing a request to the attention of Investor Relations, Pacific Biosciences of California, Inc., 1305 O’Brien Drive, Menlo Park, CA 94025.

Forward-Looking Statements

This Current Report on Form 8-K may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this report and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in the Company’s filings with the SEC. The Company disclaims any obligation to update or revise any forward-looking statements.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

99.1	Press Release dated April 29, 2021 titled “Pacific Biosciences of California, Inc. Announces First Quarter 2021 Financial Results” (furnished and not filed herewith solely pursuant to Item 2.02).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

	By:	/s/ Eric E. Schaefer
Eric E. Schaefer
Vice President and Chief Accounting Officer
Date: April 29, 2021

Exhibit 99.1

Pacific Biosciences of California, Inc. Announces First Quarter 2021 Financial Results

Menlo Park, Calif. – April 29, 2021 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for the quarter ended March 31, 2021.

Record first quarter revenue reflects a strong start to 2021

Revenue for the first quarter of 2021 was $29.0 million, representing an 86% increase compared with $15.6 million for the first quarter of 2020. The Company placed 41 Sequel II/IIe systems during the first quarter of 2021 compared to 11 Sequel II systems placed in the first quarter of 2020 and 35 Sequel II/IIe systems placed during the fourth quarter of 2020, bringing the total installed base of Sequel II/IIe systems to 244 as of March 31, 2021, compared with 125 as of March 31, 2020 and 203 as of December 31, 2020. Instrument revenue for the first quarter of 2021 was $14.9 million, compared with $4.0 million for the first quarter of 2020.  Consumables revenue for the first quarter of 2021 was $10.4 million compared with $8.3 million for the first quarter of 2020.  Service and other revenue for the first quarter of 2021 was $3.7 million compared with $3.3 million for the first quarter of 2020.

Gross profit for the first quarter of 2021 was $13.0 million, representing a 73% increase compared with $7.5 million for the first quarter of 2020. Gross margin for the first quarter of 2021 was 45%, compared to 48% for the first quarter of 2020.

Operating expenses totaled $46.7 million for the first quarter of 2021, compared to $40.2 million for the first quarter of 2020. Operating expenses for the first quarter of 2021 and first quarter of 2020 included non-cash stock-based compensation of $9.2 million and $3.5 million, respectively.

Net loss for the first quarter of 2021 was $87.4 million, compared to a net income of $1.3 million for the first quarter of 2020. The net loss for the first quarter of 2021 was largely driven by the repayment of $52 million of Continuation Advances to Illumina in the first quarter of 2021 as a result of the investment from SoftBank. First quarter 2020 included $34 million in other income from Continuation Advances from Illumina.

Basic and diluted net loss per share for the first quarter of 2021 was $0.45 per share compared to basic and diluted net income of $0.01 per share for the first quarter of 2020.

In February 2021, SB Northstar LP, a subsidiary of SoftBank Group Corp., made an investment of $900 million in convertible senior notes to support the Company’s future growth initiatives. Cash, cash equivalents and investments, excluding short and long-term restricted cash, at March 31, 2021 totaled $1,160.3 million, compared to $318.8 million at December 31, 2020.

Updates since our last earnings release

•

Released a new HiFi workflow and an updated software version that increases the number of reads at or above 99.9% accuracy, scales workflows to sequence hundreds to thousands of whole human genomes per year, and opens up more sample types to HiFi sequencing.

•

Shipped four additional Sequel IIe Systems to Children’s Mercy Kansas City, significantly increasing their whole genome sequencing capabilities to identify potential disease-causing variants for children living with undiagnosed diseases.

•	Deployed Sequel IIe systems at LabCorp to scale their capabilities to sequence SARS-CoV-2.
•

Announced Hannah Valantine, M.D., as a director nominee for election to the Board of Directors at this year’s annual meeting of stockholders; Dr. Valantine has decades of experience as Professor of Medicine at the Stanford University Medical Center and as the NIH Chief Officer for Scientific Workforce Diversity.

“PacBio is off to a great start in 2021 as we achieved record revenue in the first quarter that exceeded our expectations,” said Christian Henry, President and Chief Executive Officer. “We installed a record number of Sequel II Systems and recorded our fourth straight quarter of sequential growth.  In the first quarter, we made excellent progress on our strategic initiatives, and we remain in the early stages of the impact that PacBio sequencing can have on human health.”

Impact of COVID-19 Pandemic

Financial results for the first three months of 2020 were negatively impacted as multiple customers postponed system deliveries, and the financial results for much of 2020 were further impacted as several customers shut down or limited operations for various periods to help curb the spread of the COVID-19 pandemic. Instrument utilization largely returned to normal by the fourth quarter of 2020, and we subsequently have not seen significant issues with deliveries or operations at customer sites.  This resulted in higher product revenues of $25.3 million for the first quarter of 2021 compared to $12.3 million for the same period of 2020. Uncertainties associated with the pandemic, including recent resurgences in infection rates, may cause further impacts to our operations and financial results.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its first quarter ended March 31, 2021 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330, using Conference ID # 9858326. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at https://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB), is empowering life scientists with highly accurate long-read sequencing. The company’s innovative instruments are based on Single Molecule, Real-Time (SMRT®) Sequencing technology, which delivers a comprehensive view of genomes, transcriptomes, and epigenomes, enabling access to the full spectrum of genetic variation in any organism. Cited in thousands of peer-reviewed publications, PacBio® sequencing systems are in use by scientists around the world to drive discovery in human biomedical research, plant and animal sciences, and microbiology.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, our preliminary financial results for the first quarter ended March 31, 2021, including our revenue, instrument revenue, consumable revenue and service and other revenue and our installed instruments during the quarter, sequential growth and factors such as limits or interruptions in chip supplies that could impact our growth, customer interest in SMRT Sequencing with HiFi reads, sales momentum, the accuracy, throughput and benefits of HiFi reads and the capabilities of SMRT sequencing, progress on Company initiatives and the impact the Company can have on human health, the impact of COVID-19 on our business, the nomination of Dr. Valantine to our Board, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K, and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in the Pacific Biosciences’ Quarterly Report on Form 10-Q when filed with the Securities and Exchange Commission.

Contacts

Investors:

Todd Friedman

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Revenue:
Product revenue	$25,303	$23,626	$12,293
Service and other revenue	3,694	3,510	3,305
Total revenue	28,997	27,136	15,598
Cost of Revenue:
Cost of product revenue	12,697	12,550	5,421
Cost of service and other revenue	3,323	3,185	2,689
Total cost of revenue	16,020	15,735	8,110
Gross profit	12,977	11,401	7,488
Operating Expense:
Research and development	20,548	17,425	15,250
Sales, general and administrative	26,139	17,953	24,947
Total operating expense	46,687	35,378	40,197

Operating loss	(33,710)	(23,977)	(32,709)
Gain from Reverse Termination Fee from Illumina	—	98,000	—
Gain (loss) from Continuation Advances from Illumina	(52,000)	—	34,000
Interest expense	(1,789)	—	(267)
Other income, net	64	912	238
Net income (loss)	$(87,435)	$74,935	$1,262

Net income (loss) per share
Basic	$(0.45)	$0.40	$0.01
Diluted	$(0.45)	$0.37	$0.01
Weighted average shares outstanding used in calculating net income (loss) per share
Basic	194,790	186,013	153,453
Diluted	194,790	203,822	155,855

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	March 31,	December 31,
	2021	2020
Assets
Cash and investments	$1,160,319	$318,814
Accounts receivable	12,906	16,837
Inventory	16,268	14,230
Prepaid and other current assets	5,623	4,870
Property and equipment, net	24,207	24,899
Operating lease right-of-use assets, net	29,162	29,951
Restricted cash	4,336	4,336
Other long-term assets	67	43
Total Assets	$1,252,888	$413,980

Liabilities and Stockholders' Equity
Accounts payable	$3,471	$3,579
Accrued expenses	14,672	17,350
Deferred revenue	15,294	10,290
Operating lease liabilities	40,933	41,999
Convertible senior notes, net	895,674	—
Other liabilities	2,291	5,271
Stockholders' equity	280,553	335,491
Total Liabilities and Stockholders' Equity	$1,252,888	$413,980